Exhibit 99.1
NVR, INC. ANNOUNCES FOURTH QUARTER RESULTS

FOR IMMEDIATE RELEASE	Contact:	Dan Malzahn
	Office:	(703) 956-4204
January 25, 2007, Reston, VA—NVR, Inc. (AMEX: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced that diluted earnings per share for its fourth quarter ended December 31, 2006 decreased 31% and net income decreased 39% when compared to the 2005 fourth quarter. Net income for the 2006 fourth quarter was $135,167,000, $20.86 per diluted share, compared to net income of $222,537,000, $30.29 per diluted share, for the same period of 2005. The fourth quarter results were negatively impacted by land deposit impairments of approximately $60,000,000. These impairments lowered gross margins by 375 basis points and reduced diluted earnings per share by $5.65. Consolidated revenues for the last three months of 2006 totaled $1,627,130,000, a 2% decrease from $1,658,204,000 for the comparable 2005 quarter.
Net income for the 2006 fiscal year was $587,412,000, $88.05 per diluted share, compared to net income of $697,559,000, $89.61 per diluted share for 2005, a 16% decrease in net income and a 2% decrease in diluted earnings per share. The full year results were negatively impacted by land deposit impairments of approximately $174,000,000. These impairments lowered gross margins by 288 basis points and reduced diluted earnings per share by $15.88. Consolidated revenues for 2006 totaled $6,134,124,000, a 17% increase from the $5,262,347,000 for 2005.
Homebuilding
New orders for the fourth quarter of 2006 decreased 17% to 3,002 units, when compared to 3,615 units for the fourth quarter of 2005. The cancellation rate in the fourth quarter of 2006 was 20% compared to 13% in the fourth quarter of 2005 and 27% in the third quarter of 2006. The cancellation rate in Washington was 34% in the quarter compared to 18% in the fourth quarter of 2005 and 39% in the third quarter of 2006. The average sales price of new orders in the fourth quarter of 2006 declined by 10% from the fourth quarter of 2005. The decline is the result of a decrease in the average sales price of new orders in the Mid Atlantic and North East markets of 17% and 12%, respectively.
Settlements decreased in the fourth quarter of 2006 to 4,002 units, 4% less than the same period of 2005. Homebuilding revenues for the three months ended December 31, 2006 totaled $1,600,733,000, 2% lower than the year earlier period. Income before tax from the homebuilding segment totaled $201,884,000, a decrease of 41% when compared to the fourth quarter of the previous year. Gross profit margins decreased to 19.0% in the 2006 fourth quarter compared to 27.6% for the same period in 2005. The decline in gross profit margins is due to the previously mentioned land impairments and continued pricing pressures in many of our markets.
New orders for 2006 totaled 13,217 units, a 10% decrease when compared to the 14,653 units reported for 2005. Home settlements for 2006 increased 10% to 15,139 units when compared to

13,787 units closed in 2005. Homebuilding revenues for 2006 totaled $6,036,236,000, 17% higher than 2005. Pre-tax homebuilding income decreased to $897,838,000 for the 2006 fiscal year, a decrease of 17% from the prior year. Gross profit margins decreased to 22.1% in 2006 from 27.8% in 2005. The number of homes in backlog at the end of 2006 was 6,388 units, 23% lower than the 8,310 units in backlog at the end of 2005. The dollar volume in backlog decreased 28% to $2,634,720,000 at December 31, 2006, when compared to the same time last year.
Mortgage Banking
Mortgage closed loan production of $1,071,286,000 for the three months ended December 31, 2006 was 2% higher than the same period last year. Operating income contributed by the mortgage banking operations during the fourth quarter of 2006 decreased 8% to $17,875,000, when compared to $19,479,000 reported for the same period of 2005.
Operating income from the mortgage banking segment increased for the 2006 fiscal year to $65,133,000, a 13% increase from the $57,739,000 reported for 2005. Mortgage production for the year increased 16% to $3,918,206,000.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than those of historical facts included herein, including those regarding market trends, NVR’s financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to, general economic and business conditions (on both a national and regional level), interest rate changes, access to suitable financing, competition, the availability and cost of land and other raw materials used by NVR in its homebuilding operations, shortages of labor, weather related slow downs, building moratoria, governmental regulation, the ability of NVR to integrate any acquired business, fluctuation and volatility of stock and other financial markets and other factors over which NVR has little or no control. The Company has no obligation to update such forward-looking statements.

NVR, Inc.
Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Homebuilding:
Revenues	$1,600,733	$1,630,778	$6,036,236	$5,177,743
Other income	5,361	2,144	13,609	6,301
Cost of sales	(1,297,372)	(1,180,762)	(4,701,265)	(3,738,030)
Selling, general and administrative	(103,188)	(102,249)	(432,319)	(345,525)

Operating income	205,534	349,911	916,261	1,100,489
Interest expense	(3,650)	(4,974)	(18,423)	(13,809)

Homebuilding income	201,884	344,937	897,838	1,086,680

Mortgage Banking:
Mortgage banking fees	26,397	27,426	97,888	84,604
Interest income	2,468	1,738	7,704	5,014
Other income	317	413	1,334	1,435
General and administrative	(11,121)	(9,069)	(38,988)	(31,555)
Interest expense	(186)	(1,029)	(2,805)	(1,759)

Mortgage banking income	17,875	19,479	65,133	57,739

Income before taxes	219,759	364,416	962,971	1,144,419
Income tax expense	(84,592)	(141,879)	(375,559)	(446,860)

Net income	$135,167	$222,537	$587,412	$697,559

Basic earnings per share	$24.43	$37.34	$104.08	$110.36

Diluted earnings per share	$20.86	$30.29	$88.05	$89.61

Basic average shares outstanding	5,533	5,959	5,644	6,321

Diluted average shares outstanding	6,481	7,348	6,672	7,784

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2006	2005
ASSETS
Homebuilding:
Cash and cash equivalents	$551,738	$170,090
Receivables	12,213	40,562
Inventory:
Lots and housing units, covered under sales agreements with customers	667,100	723,657
Unsold lots and housing units	58,248	60,419
Manufacturing materials and other	8,268	9,899

	733,616	793,975
Contract land deposits, net	402,170	517,241
Assets not owned, consolidated per FIN 46R	276,419	275,306
Property, plant and equipment, net	40,430	31,096
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Goodwill and other indefinite and definite life intangibles, net	11,936	12,061
Other assets	207,468	142,851

	2,277,570	2,024,762

Mortgage Banking:
Cash and cash equivalents	4,381	7,436
Mortgage loans held for sale, net	178,444	193,932
Property and equipment, net	1,168	1,003
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	4,898	3,189

	196,238	212,907

Total assets	$2,473,808	$2,237,669

		(Continued)

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)

	December 31,
	2006	2005
LIABILITIES AND SHAREHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$273,936	$262,086
Accrued expenses and other liabilities	265,223	337,257
Liabilities related to assets not owned consolidated per FIN 46R	244,805	215,284
Customer deposits	165,354	256,837
Other term debt	3,080	3,325
Notes payable	—	103,000
Senior notes	200,000	200,000

	1,152,398	1,377,789

Mortgage Banking:
Accounts payable and other liabilities	15,784	25,902
Notes payable	153,552	156,816

	169,336	182,718

Total liabilities	1,321,734	1,560,507

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,592,640 shares issued for both 2006 and 2005	206	206
Additional paid-in-capital	585,438	473,886
Deferred compensation trust- 547,911 and 547,697 shares of NVR, Inc. common stock for 2006 and 2005, respectively	(80,491)	(76,303)
Deferred compensation liability	80,491	76,303
Retained earnings	3,196,040	2,608,628
Less treasury stock at cost – 15,075,113 and 14,964,482 shares for 2006 and 2005, respectively	(2,629,610)	(2,405,558)

Total shareholders’ equity	1,152,074	677,162

Total liabilities and shareholders’ equity	$2,473,808	$2,237,669

NVR, Inc.
Operating Activity
(unaudited)
(dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Homebuilding data:
New orders (units)
Mid Atlantic (1)	1,442	1,694	6,182	7,327
North East (2)	319	369	1,438	1,459
Mid East (3)	755	1,020	3,244	3,544
South East (4)	486	532	2,353	2,323

Total	3,002	3,615	13,217	14,653

Average new order price	$366.7	$407.1	$377.4	$404.6
Settlements (units)
Mid Atlantic (1)	1,980	2,017	7,491	6,735
North East (2)	485	557	1,682	1,390
Mid East (3)	965	987	3,571	3,404
South East (4)	572	619	2,395	2,258

Total	4,002	4,180	15,139	13,787

Average settlement price	$399.5	$389.6	$398.2	$374.9
Backlog (units)
Mid Atlantic (1)			3,665	4,974
North East (2)			540	784
Mid East (3)			1,274	1,601
South East (4)			909	951

Total			6,388	8,310

Average backlog price			$412.4	$442.0
Community count (average)	551	584	589	522
Lots controlled at end of year			88,500	106,000
Mortgage banking data:
Loan closings	$1,071,286	$1,047,941	$3,918,206	$3,388,118
Capture rate	87%	87%	86%	87%
Common stock information:
Shares outstanding at end of year			5,517,527	5,628,158
Weighted average basic shares outstanding	5,533,000	5,959,000	5,644,000	6,321,000
Weighted average diluted shares outstanding	6,481,000	7,348,000	6,672,000	7,784,000
Number of shares repurchased	192,200	625,900	481,141	1,269,050
Aggregate cost of shares repurchased	$103,778	$452,077	$287,064	$962,609

(1)	Virginia, West Virginia, Maryland, and Delaware

(2)	Eastern Pennsylvania and New Jersey

(3)	Kentucky, Michigan, New York, Ohio and western Pennsylvania

(4)	North Carolina, South Carolina and Tennessee